MAXTOR CORPORATION


                                             EXHIBIT 21.1


SUBSIDIARIES OF MAXTOR CORPORATION, INCORPORATED IN DELAWARE
("MAXTOR")

Fiscal year ended March 26, 1994:



1) Maxoptix Corporation, incorporated in the state of Delaware, is a corporation jointly owned by Maxtor and Kubota
     Corporation.

2)   Maxtor Peripherals Singapore, Ltd. (MPS), incorporated in
     Singapore. MPS is a wholly-owned subsidiary of Maxtor. MPS has one wholly-owned foreign subsidiary.

3) Maxtor Hong Kong, Ltd. (MHK), incorporated in Hong Kong, is a wholly-owned subsidiary.

4) Maxtor Europe Ltd., incorporated in the United Kingdom, is a wholly-owned subsidiary of Maxtor.

5) Maxtor Europe GmbH, incorporated in Germany, is a wholly-owned subsidiary of Maxtor.

6) Maxtor Europe Sarl, incorporated in France, is a wholly-owned subsidiary of Maxtor.

7) Maxtor Japan, Ltd., incorporated in Japan, is a wholly-owned subsidiary of Maxtor.

8) Maxtor Disc Drives Pty, Ltd., incorporated in Australia, is a wholly-owned subsidiary of Maxtor.

9) Maxtor Asia Pacific Ltd. (MAPL), incorporated in Hong Kong, is a wholly owned subsidiary of Maxtor. MAPL has a branch operation in Taiwan engaged in the same line of business.

10) Maxtor Korea, Ltd., incorporated in Korea, is a wholly-owned subsidiary of Maxtor.

11) Storage Dimensions, Inc., incorporated in the state of Delaware. Maxtor holds a 32.8% interest in this company.